Exhibit 10.1

RIOT BLOCKCHAIN, INC.

Performance-BASED RESTRICTED STOCK Unit AWARD Agreement

Ver. August 12, 2021; Approved august 12, 2021

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is entered into, effective as of the Grant Date specified herein, by Riot Blockchain, Inc., and its consolidated subsidiaries (collectively, the “Corporation”), and the undersigned individual identified herein (the “Participant”) regarding the award by the Corporation of Performance-Based Restricted Stock Units (“PRSU”) to the Participant as of the Grant Date indicated below. This Agreement is made subject to and in accordance with the terms of the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended (the “Plan”). Unless otherwise defined in this Agreement, capitalized terms used herein have the meanings defined in the Plan.

AWARD ABSTRACT
Name of Participant:	[ ]
Grant Date:	[ ]
Target Award:	[ ]
Vesting Schedule:	Set forth on Exhibit A attached hereto
Performance Period:	January 1, 2021 – December 31, 2023

TERMS AND CONDITIONS

1.              Grant of Performance Share Units. Pursuant to Section 5.2 of the Plan, the Corporation hereby grants to the Participant the Target Award of PRSUs specified in the foregoing Award Abstract (the “Target Award”) for the achievement of the Performance Objectives (as defined in Exhibit A attached hereto) during the Performance Period specified in the Award Abstract (the “Performance Period”). Subject to the terms and conditions set forth in this Agreement and the Plan, each PSU represents the right to receive, upon vesting and settlement by the Corporation, one share of Common Stock. The number of PRSUs that the Participant actually earns for the Performance Period will be determined by the level of achievement of the Performance Goals (as defined herein) in accordance with Exhibit A attached hereto.

2.              Performance Goals. The Target Award is based upon the Performance Objectives and, subject to the terms and conditions hereof, may be earned by the Participant in tranches of PRSUs (in such amounts as set forth in the foregoing Award Abstract) during the Performance Period upon achievement of the Performance Goals (as described more particularly on Exhibit A hereto) comprising the stages of the Performance Objectives. Achievement of Performance Goals shall be determined by the Committee (or the executive officers of the Corporation, as delegated by the Committee, in the Committee’s sole discretion) according to the procedure set forth on Exhibit A. The Committee shall review and certify in writing the following: (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved; and (b) the number of PRSUs that the Participant shall earn, if any, subject to the requirements of Section 3 hereof. All determinations of whether Performance Goals have been achieved, the number of PRSUs earned by the Participant, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion and shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

3.              Vesting of PRSUs. The PRSUs awarded to the Participant are subject to forfeiture as set forth herein until they vest. Except as otherwise provided herein, the PRSUs will vest and become nonforfeitable on the date the Committee certifies the achievement of the Performance Goals in accordance with Section 2 (the “Determination Date”), subject to the Participant’s continuing appointment or service with the Corporation from the Grant Date through the Determination Date. The number of PRSUs that vest and become payable under this Agreement shall be determined as provided in the foregoing Section 2 and shall be rounded to the nearest whole PRSU. For the avoidance of doubt, no PRSUs shall vest unless and until the Committee has determined that the applicable Performance Goal(s) for the Target Award (or portion thereof) has/have been achieved and the Participant’s appointment or service with the Corporation has not ceased as of the Determination Date. Upon the end of the Performance Period, if the Committee has not determined that the applicable Performance Goal(s) for the Target Award has/have been, then: (a) the PRSUs corresponding to the applicable Target Award(s) set forth on Exhibit A hereto shall not vest and shall be forfeited without payment of any consideration therefor; (b) the Participant shall have no further right, title or interest in or to such PRSUs, the underlying shares of Common Stock or any compensation in lieu thereof; and (c) neither the Corporation nor any affiliate of the Corporation shall have any further obligations to the Participant under this Agreement.

4.              Termination of Service. Except as specifically set forth herein or as otherwise provided for in the Participant’s written employment agreement or as set forth in the Plan, if the Participant’s appointment or service with the Corporation ceases for any (or no) reason, then: (a) all PRSUs which have then not vested as provided under this Agreement shall be immediately and automatically forfeited without payment of any consideration therefor without further action by the Corporation; (b) and the Participant shall have no further right, title or interest in or to such PRSUs, the underlying shares of Common Stock or any compensation in lieu thereof; and (c) neither the Corporation nor any affiliate of the Corporation shall have any further obligations to the Participant under this Agreement. The Participant’s appointment or service with the Corporation shall be deemed to cease as of the last day the Participant is actually and actively providing services to or for the Corporation. Except if required by applicable legal requirements, no period of notice or payment in lieu of notice that follows or is in respect of a period that follows the Participant’s last day of actual and active service shall be deemed to extend the Participant’s last day of service for any purpose, including for the purpose of determining the Participant’s rights or entitlements under this Agreement. Notwithstanding the foregoing, during the Performance Period, all of the outstanding and unvested PRSUs under this Agreement shall subject to achievement of the applicable Performance Goal(s), vest in accordance with Section 4 hereof upon the cessation of the Participant’s appointment or service as a result of: (a) the Participant’s death or Disability; (b) the Participant’s termination by the Corporation without Cause; or (c) the Participant’s termination by the Participant for Good Reason, in each instance as if the Participant’s appointment or service with the Corporation had not ceased. Further, in the event the Participant’s appointment or service is terminated without Cause or by the Participant for Good Reason within one year of a Change in Control (as defined under the Plan), then all outstanding PRSUs shall vest at Target Award levels as of the date of such termination and shall be paid no later than sixty (60) days following such termination of the Participant’s continuous service.

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5.              Settlement of PRSUs. PRSUs shall be settled in shares of the Corporation’s Common Stock on a one-for-one basis (i.e., one share Common Stock for each vested PRSU), with an optional net settlement for applicable taxes in accordance with this Agreement and the Plan. After vesting and in accordance with this Agreement, the Plan, and the Corporation’s customary practices, the Corporation will settle the vested PRSUs in whole shares of the Corporation’s Common Stock (rounded down to the nearest whole share); provided, however, only if the Participant is not a U.S. Person, the Corporation may, at the Participant’s option and subject to Section 6 below, issue cash in lieu of shares of Common Stock in an amount equal to the Withholding Taxes (as defined below) (the “Cash Settlement Amount”) to account for any taxes which may be due and owing by the Participant upon the settlement of the vested PRSUs, to the extent permitted by law. The value of the PRSUs shall be equal to the closing price per share of the Corporation’s Common Stock on the date immediately prior to settlement as reported on the Nasdaq Capital Market (or such other exchange as the Corporation’s stock is traded at the time). The Participant’s PRSUs will be settled by the Corporation in accordance with this Agreement as soon as practicable following the date that the PRSUs (or any portion thereof) become vested and, in any event, no later than March 15 of the calendar year after the year in which the PRSUs are no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or earlier, as required by the Code.

6.              Taxes. Prior to settlement of vested PRSUs granted under this Award, or at any time thereafter as requested by the Corporation, the Participant shall pay or provide for payment of not less than the minimum amount and no more than the maximum amount of the Participant’s combined (i) federal income tax owed and (ii) state income tax owed where the Participant is a tax resident, if any, plus (iii) all other withholdings which the Corporation may be required to withhold with respect to such settlement (the “Withholding Taxes”). The Administrator may, in its sole discretion, permit the Participant to elect to satisfy the Withholding Taxes by surrendering to the Corporation for cancellation that number of PRSUs with an equivalent value equal to the amount of such Withholding Taxes (measured based on the Fair Market Value of the shares of Common Stock as of the date such shares are issued to the Participant pursuant to Section 5 of this Agreement, plus the applicable Cash Settlement Amount); provided, however, that in no event shall the shares withheld exceed the minimum whole number of shares required to satisfy such Withholding Taxes. Unless the Withholding Tax obligations of the Corporation are satisfied, the Corporation shall have no obligation to deliver to the Participant any shares. In the event the Corporation’s obligation to withhold arises prior to the delivery to the Participant of shares or it is determined after the delivery of shares to the Participant that the amount of the Withholding Taxes was greater than the amount withheld by the Corporation, the Participant Agrees to indemnify and hold the Corporation harmless from any failure by the Corporation to withhold the proper amount. Notwithstanding any action the Corporation takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Corporation (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PRSUs or the subsequent sale of any shares, (b) does not commit to structure the PRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items, and (c) shall not be liable to the Participant for any adverse tax consequences to Participant arising in connection with this award of PRSUs. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing this Agreement, the Participant has agreed that he or she has done so or knowingly and voluntarily declined to do so.

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7.              Restrictions on Issuance. The issuance of shares of Common Stock upon settlement of the PRSUs shall be subject to and in compliance with all applicable law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Common Stock may then be listed. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance of any shares subject to the PRSUs shall relieve the Corporation of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the PRSUs, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Corporation.

8.              Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PRSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PRSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.

9.              Rights as Shareholder; Dividend Equivalents. The Participant shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PRSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Upon and following the vesting of the PRSUs and the issuance of shares, the Participant shall be the record owner of the shares of Common Stock underlying the PRSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Corporation (including voting and dividend rights).

10.          Voluntary Participation. Participant is voluntarily participating in the Plan without expectation of employment or continued employment, appointment or continued appointment or engagement or continued engagement to provide services, as the case may be. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Corporation to terminate the Participant’s appointment or service at any time, with or without Cause.

11.          Notices. Any notice required to be delivered to the Corporation under this Agreement shall be in writing and addressed to the Plan Administrator at the Corporation’s principal corporate office. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Corporation. Either party may designate another address in writing (or by such other method approved by the Corporation) from time to time.

12.          Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan as approved by the Corporation’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.

13.          General Provisions.

13.1           Governing Law. The Plan and this Agreement are to be governed, construed, and administered in accordance with the laws of the State of Colorado, without regard to otherwise governing conflict of laws principles.

13.2           Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Corporation to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Corporation.

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13.3           Entire Agreement. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties.

13.4           Severability. The provisions of this Agreement hereto are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.5           Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Corporation’s successors (including any successor by reason of amalgamation of the Corporation) and assigns. The rights and obligations of Participant under this Agreement may not be assigned.

13.6           Electronic Delivery and Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

13.7           Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

13.8           No Impact on Other Benefits. The value of the Participant’s PRSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

13.9           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.10        Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the PRSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PRSUs or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned parties, intending to be bound, have executed this Riot Blockchain, Inc. Performance-Based Restricted Stock Unit Award Agreement, as of the date hereof.

RIOT BLOCKCHAIN, INC.

By:
Name:
Title:

I have received a copy of and read this Agreement and the Plan, and I hereby accept the PRSUs in accordance with and subject to the terms and conditions of this Agreement and the Plan.

PARTICIPANT

_______________________________	_______________________________
Date	Accepted

[SIGNATURE PAGE TO RIOT BLOCKCHAIN PERFORMANCE RSU AWARD AGREEMENT]

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Exhibit A

VESTING CONDITIONS AND SCHEDULE

FOR

PERFORMANCE-BASED RESTRICTED STOCK UNITS

Target Award:	[ ] PRSUs (the “Target Award”).
Performance Period:	January 1, 2021 – December 31, 2023 (the “Performance Period”).
Performance Objectives:	The Target Award is comprised of, and is subject to, the Corporation achieving the following performance objectives during the Performance Period (the “Performance Objectives”).
Infrastructure Development Target

[   ] PRSUs of the total Target Award for the successful development of 1,500 megawatts (MW) in mining infrastructure under the Corporation’s ownership, monetized by either self-mining or hosting clients (“Infrastructure Development Target”).

[   ] PRSUs of the total Infrastructure Development Target are eligible to vest upon successful development of each Project Unit (as defined below) (each a “Project Unit Award”).

Adjusted EBITDA Target

[   ] PRSUs of the total Target Award for achieving $500,000,000.00 in Adjusted EBITDA (as defined herein) (the “Adjusted EBITDA Target”).

[   ] PRSUs out of the total Adjusted EBITDA Target are eligible to vest upon successfully achieving each $50,000,000 in Adjusted EBITDA Milestone (as defined below) (each a “Financial Target Award”).

Infrastructure Development Target:

Achievement of the Infrastructure Development Target shall be assessed in units of 100 MW projects (each a “Project Unit”). Each eligible employee will have a total of 15 project units (1,500 MW total) as a target goal. The successfully completion of each 100 MW Project Unit requires three milestone goals:

(1) Installation of High-Voltage Energy Infrastructure	(2) Development of Miner-Ready Infrastructure	(3) Monetization of Capacity
Requisite infrastructure is installed to the extent it is interconnected to grid and capable of delivering power to site. Success can be achieved by either acquiring existing capacity or building capacity on existing sites. Capacity is defined as high-voltage energy infrastructure, wholly owned by the Company, interconnected to power grid and ready for medium voltage step-down equipment.	Success can be achieved by either acquiring existing infrastructure or building the infrastructure from the high-voltage point. “Miner Ready” means a building, racking, and all of the medium voltage, low voltage, and any other equipment necessary has been installed to be ready for miner plug-in.	Capacity is monetized to the benefit of the Corporation through either self-mining operations or an agreement to host a client’s miners. “Filled” means to the extent the infrastructure can safely be utilized. Bitcoin mining hardware for either the Corporation or hosted client must be powered on and mining to the benefit of the Corporation.
1/3 of award vests	1/3 of award vests	1/3 of award vests

A-1

Adjusted EBITA Target

Achievement of the Adjusted EBITDA Target shall be assessed in increments of $50,000,000 in Adjusted EBITDA (each a “Adjusted EBITDA Milestone”). “Adjusted EBITDA” is a non-GAAP financial measure defined as: EBITDA + Stock-based compensation + Any special non-recurring expenses.

The successful achievement of each Adjusted EBITDA Milestone requires the Compensation Committee of the Board of Directors to certify the Corporation’s achievement of each Adjusted EBITDA Milestone in their sole discretion. The Adjusted EBITDA Target and any applicable Adjusted EBITDA Milestone shall be evaluated on an annual basis following the availability of audited financial statements.

Each eligible employee will have a total opportunity for rewards reflective of a $500,000,000 Adjusted EBITDA target. Successful completion of each Adjusted EBITDA Milestone will vest 1/10 of the Financial Target Award:

$50m	$100m	$150m	$200m	$250m	$300m	$350m	$400m	$450m	$500m
1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests	1/10 of award vests

 A-2